Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 002-61760 on Form N-1A of our report dated December 11, 2009, relating to the financial statements and financial highlights of Fidelity Capital Trust, including Fidelity Stock Selector, and of our report dated December 17, 2009, for Fidelity Small Cap Independence Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 28, 2009